UNITED STATE							OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION				OMB NUMBER : 3235-0056
Washington, D.C. 20549						Expires: January 31, 2002
									Estimated average burden 									hours per response...2.50

									SEC FILE NUMBER
									000-23689

									CUSIP NUMBER
									398229104

FORM 12B-25

NOTIFICATION OF LATE FILING

(Check One): X Form 10-k	Form 20-F	Form 11-K	Form 10-Q 	Form N-SAR
For Period Ended: December 31, 2000
Transition Report on Form 10-K
Transition Report on Form 20F
Transition Report on Form 11-K
Transition Report on Form 10-Q
Transition Report on N-SAR
For the Transition Period Ended:______________________________________

Read Instruction (on back page) Before Preparing Form. Please Print or Type Nothing on this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification related to a portion of the filing checked above, identify the Item(s) to which the notification relates:
_______________________________________________________________

PART I - REGISTRANT INFORMATION

Full Name of Registrant: Griffin Industries, Inc.
Former Name if applicable:
Address of Principal Executive Office (street and Number):
1111 Third Avenue 25th floor
City, State and Zip Code: Seattle, WA 98101

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule
12b-25(b), the following should be completed (Check box if appropriate)

(a) The reasons described in reasonable detail in PART III of this form could not be eliminated without unreasonable effort or expense
X (b)	The subject annual report, semi-annual report, transition
report on Form 10-K, Form 20-F, 11K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
(c) The accountant's statement or other exhibit required by Rule 12b- 25( c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Issuer has experienced delays in getting the necessary information.

(attach Extra Sheets if Needed) Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification
Landon Barretto	206-326-8090

(2) Have all other periodic reports required under Section 13 or
15(d) of the Securities and Exchange Act of 1934 or Section 30 of
the Investment company Act f 1940 during the preceding 12 months or for such shorter period that the registrant was required to file
such report(s) been filed? If answer is no, identify report(s).						X Yes	No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in
the subject report or portion thereof? Yes	X No

	If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


Griffin Industries, Inc.
Name of Registrant as Specified in Charter

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2001			By /s/ Landon Barretto

INSTRUCTION: The Form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shal ll be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than the executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.